Exhibit 3.1

AMENDED AND RESTATED
BYLAWS
OF
FBR & CO.

The Board of Directors of FBR & Co., a Virginia corporation (the “Corporation”), hereby sets out the Bylaws of the Corporation in their entirety, as follows:

ARTICLE I
MEETINGS OF SHAREHOLDERS

1.1 Place and Time of Annual Meetings. An annual meeting of shareholders shall be held on the fourth Thursday in May of each calendar year, if that day is not a legal holiday. If that day is a legal holiday, the annual meeting shall be held on the next succeeding business day that is not a legal holiday. In the alternative, the annual meeting of shareholders for any calendar year shall be held on such date and at such time as may be fixed by resolution of the Board of Directors. Special meetings of the shareholders may be called in accordance with the provisions set forth in the Articles of Incorporation. The time and place of each meeting of shareholders shall be provided in the notice of the meeting or in the waiver thereof.

1.2 Procedure. The Chairman or, in his absence, the Vice-Chairman shall serve as chairman at all meetings of the shareholders. In the absence of both of the foregoing officers or if both of them decline to serve, a majority of the shares present and entitled to vote at the meeting may appoint any person entitled to vote at the meeting to act as chairman. The Secretary or, in his absence, an Assistant Secretary shall act as secretary at all meetings of the shareholders. In the event that neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting may appoint any person to act as secretary of the meeting. Any meeting may be adjourned from day to day, or from time to time, and such adjournment may be directed without a quorum, but no business except adjournment shall be transacted in the absence of a quorum. The chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum, for reasons that the chairman of the meeting or a majority of the shares so represented determines in good faith to be an appropriate basis for adjournment. No notice of the time and place of adjourned meetings need be given except as required by law. The chairman of the meeting shall have the authority to make such rules and regulations, to establish such procedures and to take such steps as he may deem necessary or desirable for the proper conduct of each meeting of the shareholders, including, without limitation, the authority to make the agenda and to establish procedures for (i) dismissing of business not properly presented, (ii) maintaining of order and safety, (iii) placing limitations on the time allotted to questions or comments on the affairs of the Corporation, (iv) placing restrictions on attendance at a meeting by persons or classes of persons who are not shareholders or their proxies, (v) restricting entry to a meeting after the time prescribed for the commencement thereof and (vi) commencing, conducting and closing voting on any matter.

1.3 Notice of Shareholder Business and Nominations—Annual Meetings.

Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at the annual meeting of shareholders (i) pursuant to the Corporation’s notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a shareholder of the Corporation who is a shareholder of record of a class of shares entitled to vote on the business such shareholder is proposing, both at the time of the giving of the shareholder’s notice provided for in this Bylaw and on the record date for such annual meeting, and who complies with the notice procedures set forth in this Bylaw.

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of the first sentence of this Section 1.3, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the case of the first annual meeting of shareholders or in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the books of the Corporation, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

Notwithstanding anything in the second sentence of the immediately preceding paragraph of this Section 1.3 to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the date on which such public announcement is first made by the Corporation.

1.4 Notice of Shareholder Business and Nominations—Special Meetings.

Notices of shareholder business and director nominations with respect to special meetings of the shareholders shall be made in accordance with the provisions set forth in the Articles of Incorporation.

1.5 General. Except for the election of directors by the unanimous written consent of shareholders or the filling by the Board of Directors of vacancies on the Board of Directors as provided in Section 2.4, only such persons who are nominated in accordance with the procedures set forth in either Section 1.3 above or as set forth in the Articles of Incorporation shall be eligible to serve as directors. Only such business shall be conducted at an annual or special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in either Section 1.3 above or as set forth in the Articles of Incorporation. Neither the immediately preceding sentence nor any other provisions of these Bylaws, including without limitation Sections 1.3, 1.5 or 1.6, or any provision in the Articles of Incorporation shall limit the power of the shareholders to act by unanimous written consent. Except as otherwise provided by law, the chairman of an annual or special meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Section 1.3 or the Articles of Incorporation, as applicable, and if any proposed nomination or business is not in compliance therewith, to declare that such defective proposal or nomination shall be disregarded.

For purposes of Section 1.3, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of Section 1.3, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 1.3. Nothing in Section 1.3 shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

1.6 Notice of Meetings. Written or printed notice stating the place, day and hour of a meeting of shareholders shall be given (except in the case of meeting to act on the matters set forth in the following paragraph) not less than ten (10) nor more than sixty (60) days before the date of the meeting either personally or by mail, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in first class United States mail with postage thereon prepaid and addressed to the shareholder at his address as it appears on the share transfer books of the Corporation. For purposes of this article, electronic transmission in accordance with the provisions of the Virginia Stock Corporation Act shall be deemed to constitute written notice. If electronically transmitted, such notice shall be deemed to be given when electronically transmitted in a manner authorized by the shareholder.

Notice of a shareholders’ meeting to act on (i) an amendment of the Articles of Incorporation, (ii) a plan of merger or share exchange to which the Corporation is a party, (iii) the sale, lease, exchange or other disposition of the Corporation’s assets, (iv) any plan of domestication or entity conversion, or (v) the dissolution of the Corporation, shall be given, in the manner provided above, not less than twenty-five (25) nor more than sixty (60) days before the date of the meeting. Any notice given pursuant to this paragraph shall state that the purpose, or one of the purposes, of the meeting is to consider such action and shall be accompanied by (x) a copy of the proposed amendment, (y) a copy of the proposed plan of merger or share exchange or (z) a copy or a summary of the agreement pursuant to which the proposed transaction will be effected. If only a summary of the agreement is sent to the shareholders, the Corporation shall also send a copy of the agreement to any shareholder who requests it.

If a meeting is adjourned to a different date, time or place, notice need not be given if the new date, time or place is announced at the meeting before adjournment. However, if a new record date for an adjourned meeting is fixed, notice of the adjourned meeting shall be given to shareholders as of the new record date unless a court provides otherwise.

1.7 Waiver of Notice; Attendance at Meeting. A shareholder may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time of the meeting that is the subject of such notice. The waiver shall be in writing, be signed by the shareholder entitled to the notice and be delivered to the Secretary for inclusion in the minutes or filing with the corporate records.

A shareholder’s attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting unless the shareholder, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

1.8 Quorum and Voting Requirements. Unless otherwise required by law, a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by law or the provisions of the Corporation’s Articles or Bylaws. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. Less than a quorum may adjourn a meeting. There shall be no cumulative voting.

1.9 Proxies. A shareholder may vote his shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him by signing an appointment form, either personally or by his attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is valid for eleven (11) months unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

The death or incapacity of the shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his authority under the appointment. An irrevocable appointment is revoked when the interest with which it is coupled is extinguished. A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if he did not know of its existence when he acquired the shares and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares. Subject to any legal limitations on the right of the Corporation to accept the vote or other action of a proxy and to any express limitation on the proxy’s authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment. Any fiduciary who is entitled to vote any shares may vote such shares by proxy.

1.10 Voting List. The officer or agent having charge of the share transfer books of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number of shares held by each. This list shall be arranged by voting group and within each voting group by class or series of shares. For a period of ten (10) days prior to the meeting, such list shall be kept on file at the registered office of the Corporation or at its principal office or at the office of its transfer agent or registrar and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purpose thereof. The original share transfer books shall be prima facie evidence as to which shareholders are entitled to examine such list or transfer books or to vote at any meeting of the shareholders. The right of a shareholder to inspect such list prior to the meeting shall be subject to the conditions and limitations set forth by law. If the requirements of this Section 1.10 have not been substantially complied with, the meeting shall, on the demand of any shareholder in person or by proxy, be adjourned until such requirements are met. Refusal or failure to prepare or make available the shareholders’ list does not affect the validity of action taken at the meeting prior to the making of any such demand, but any action taken by the shareholders after the making of any such demand shall be invalid and of no effect.

1.11 Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meeting of shareholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at the meeting.

1.12 Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of the shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix as the record date for the determination of shareholders the date on which the Board of Directors takes such action or a future date, but in no event shall the record date for any meeting or other action requiring a determination of shareholders be more than seventy (70) days before the meeting or action requiring a determination of shareholders. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date prior to the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section such determination shall apply to any adjournment thereof.

ARTICLE II
DIRECTORS

2.1 General Powers. The Corporation shall have a Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, the Board of Directors.

2.2 Number and Term. The number of directors of the Corporation is hereby set at six (6). This number may be changed from time to time by amendment to these Bylaws to increase or decrease the number of directors last elected by the shareholders. A decrease in number shall not shorten the term of any incumbent director. Each director shall hold office until his death, resignation or removal or until his successor is elected.

2.3 Election. Except as provided in Section 2.4 or in the case of elections of directors by the unanimous written consent of shareholders, the directors shall be elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election of directors at the meeting, provided a quorum is present at the meeting. No individual shall be named or elected as a director without his or her prior consent.

2.4 Vacancies. A vacancy on the Board of Directors, including a vacancy resulting from death, resignation, disqualification or removal or an increase in the number of directors, shall be filled by (i) the Board of Directors, (ii) the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, or (iii) the shareholders and may, in the case of a resignation that will become effective at a specified later date, be filled before the vacancy occurs but the new director may not take office until the vacancy occurs. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified.

2.5 Resignations. Any director or member of a committee may resign at any time upon written notice to the Board of Directors and such resignation shall be effective when notice is delivered to the Secretary of the Corporation unless the notice specifies a later effective date.

2.6 Annual and Regular Meetings. An annual meeting of the Board of Directors, which shall be considered a regular meeting, shall be held immediately following each annual meeting of shareholders for the purpose of electing officers and carrying on such other business as may properly come before the meeting. The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings. Regular meetings shall be held at such times and at such places, within or without the Commonwealth of Virginia, as the Board of Directors shall designate from time to time. If no place is designated, regular meetings shall be held at the principal office of the Corporation.

2.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman, Vice Chairman, Chief Executive Officer or President, or by a majority of the Directors of the Corporation and shall be held at such times and at such places, within or without the Commonwealth of Virginia, as the person or persons calling the meetings shall designate. If no such place is designated in the notice of a meeting, it shall be held at the principal office of the Corporation.

2.8 Notice of Meetings. No notice need be given of regular meetings of the Board of Directors. Notices of special meetings of the Board of Directors shall be given to each director in person or delivered to his residence or business address (or such other place as he may have directed in writing) not less than forty eight (48) hours before the meeting by mail, messenger, telecopy, telegraph or other means of written communication, by electronic transmission, or by telephoning such notice to him. Neither the business to be transacted nor the purpose of any special meeting need be specified in the notice of the meeting.

Notice may be given by a form of electronic transmission consented to by the director to whom the notice is given. Any such consent of a director shall be revocable by the director by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the secretary or other person responsible for the giving of notice; however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission shall be deemed given: (a) if by facsimile telecommunication, when directed to a number at which the director has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the director has consented to receive notice; (c) if by a posting on an electronic network together with a separate notice to the director of such specific posting when such notice is directed to an address at which the director has consented to receive notice, upon the later of such posting or the giving of such separate notice; and (d) if by any other form of electronic transmission, when consented to by the director. An affidavit of the secretary or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.9 Waiver of Notice; Attendance at Meeting. A director may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice and such waiver shall be equivalent to the giving of such notice. Except as provided in the next paragraph of this section, the waiver shall be in writing, signed by the director entitled to the notice and filed with the minutes or corporate records.

A director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the director, at the beginning of the meeting or promptly upon his arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

2.10 Quorum; Voting. A majority of the number of directors fixed in these Bylaws shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present is the act of the Board of Directors. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) he objects, at the beginning of the meeting or promptly upon his arrival, to holding it or transacting specified business at the meeting or (ii) he votes against or abstains from the action taken.

2.11 Telephonic Meetings. Directors shall have the right to participate in a regular or special meeting by, and the Board of Directors may conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

2.12 Action Without Meeting. Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents stating the action taken, signed by each director either before or after the action is taken and included in the minutes or filed with the corporate records. Action taken under this section shall be effective when the last director signs the consent unless the consent specifies a different effective date in which event the action taken is effective as of the date specified therein provided the consent states the date of execution by each director.

2.13 Compensation. The Board of Directors may fix the compensation of directors and may provide for the payment of all expenses incurred by them in attending meetings of the Board of Directors.

ARTICLE III
COMMITTEES OF DIRECTORS

3.1 Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have two or more members who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it shall be approved by a majority of all of the directors in office when the action is taken.

3.2 Authority of Committees. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors, except that a committee may not (i) approve or recommend to shareholders action that is required by law to be approved by shareholders, (ii) fill vacancies on the Board of Directors or on any of its committees, (iii) amend the Articles of Incorporation, (iv) adopt, amend, or repeal these Bylaws, (v) approve a plan of merger not requiring shareholder approval, (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee, or a senior executive officer of the Corporation, to do so subject to such limits, if any, as may be prescribed by the Board of Directors.

3.3 Executive Committee. The Board of Directors may appoint an Executive Committee consisting of not less than three directors which committee shall have all of the authority of the Board of Directors except to the extent such authority is limited by the provisions of Section 3.2.

3.4 Audit Committee. The Board of Directors shall appoint an Audit Committee consisting of not less than three directors. The responsibilities of the Audit Committee shall be set forth in its charter as approved by the Board of Directors. From and after the date on which any class of the Corporation’s securities are listed or quoted on any national securities exchange or other over-the-counter exchange, each member of the Audit Committee shall be independent in accordance with the requirements of such securities exchange and with any applicable law, rule or regulation of any applicable governmental authority or Self-Regulatory Organization (SRO).

The Audit Committee shall fix its own rules of procedure. The Committee shall keep minutes of its meetings, and all action taken shall be reported to the Board of Directors. Vacancies on the Audit Committee shall be filled by the Board of Directors, and members shall be subject to removal by the Board at any time.

3.5 Nominating and Corporate Governance Committee. The Board of Directors shall appoint a Nominating and Corporate Governance Committee of not less than three directors. The responsibilities of the Nominating and Governance Committee shall be set forth in its charter as approved by the Board of Directors.

The Nominating and Corporate Governance Committee shall fix its own rules of procedure. The Committee shall keep minutes of its meetings, and all action taken shall be reported to the Board of Directors. Vacancies on the Nominating and Corporate Governance Committee shall be filled by the Board of Directors, and members shall be subject to removal by the Board at any time.

3.6 Compensation Committee. The Board of Directors shall appoint a Compensation Committee of not less than three directors, each of whom shall not be eligible for bonus, stock option or stock appreciation rights. The responsibilities of the Compensation Committee shall be set forth in its charter as approved by the Board of Directors.

The Compensation Committee shall fix its own rules of procedure. The Committee shall keep minutes of its meetings, and all action taken shall be reported to the Board of Directors. Vacancies on the Compensation Committee shall be filled by the Board of Directors, and members shall be subject to removal by the Board at any time.

3.7 Committee Meetings; Miscellaneous. The provisions of these Bylaws which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to committees of directors and their members as well.

ARTICLE IV
OFFICERS

4.1 Officers. The officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a Vice Chairman, a President, a Secretary, a Treasurer, and, in the discretion of the Board of Directors, one or more Vice-Presidents, one or more Assistant Secretaries and such other officers as may be deemed necessary or advisable to carry on the business of the Corporation. The Chairman shall be chosen from among the directors. Any two or more offices may be held by the same person.

4.2 Election; Term. Officers shall be elected by the Board of Directors. Officers shall hold office, unless sooner removed, until the next annual meeting of the Board of Directors or until their successors are elected. Any officer may resign at any time upon written notice to the Board of Directors and such resignation shall be effective when notice is delivered to the Secretary of the Corporation unless the notice specifies a later effective date.

4.3 Removal of Officers. The Board of Directors may remove any officer at any time, with or without cause.

4.4 Duties of the Chairman. The Chairman shall have such powers and perform such duties as generally pertain to that position or as may, from time to time, be assigned to him by the Board of Directors.

4.5 Duties of the Vice Chairman. The Vice Chairman shall have such powers and perform such duties as generally pertain to that position or as may, from time to time, be assigned to him by the Board of Directors.

4.6 Duties of the Chief Executive Officer. The Chief Executive Officer of the Corporation shall have general charge of and be charged with the duty of supervision of the business of the Corporation and shall perform such duties as may, from time to time, be assigned to him by the Board of Directors.

4.7 Duties of the President. The President shall have such powers and perform such duties as generally pertain to that position or as may, from time to time, be assigned to him by the Board of Directors.

4.8 Duties of the Secretary. The Secretary shall have the duty to see that a record of the proceedings of each meeting of the shareholders, the Board of Directors and any committee of the Board of Directors is properly recorded and that notices of all such meetings are duly given in accordance with the provisions of these Bylaws or as required by law; may affix or authorize to be affixed the corporate seal to any document the execution of which is duly authorized, and when so affixed may attest the same; and, in general, shall perform all duties incident to the office of secretary of a corporation, and such other duties as, from time to time, may be assigned to him or her by the Chairman, the President or the Board of Directors or as may be required by law.

4.9 Duties of the Treasurer. The Treasurer shall have charge of and be responsible for all securities, funds, receipts and disbursements of the Corporation and shall deposit or cause to be deposited, in the name of the Corporation, all monies or valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority granted by the Board of Directors; shall be custodian of the financial records of the Corporation; shall keep or cause to be kept full and accurate records of all receipts and disbursements of the Corporation and shall render to the Chairman, the President or the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, shall perform such duties as may be assigned to him/her by the Chairman, the President or the Board of Directors.

4.10 Duties of Other Officers. The other officers of the Corporation shall have such authority and perform such duties as shall be prescribed by the Board of Directors or by officers authorized by the Board of Directors to appoint them to their respective offices. To the extent that such duties are not so stated, such officers shall have such authority and perform the duties which generally pertain to their respective offices, subject to the control of the Chairman, the President or the Board of Directors.

4.11 Voting Securities of Other Corporations. Any one of the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Treasurer shall have the power to act for and vote on behalf of the Corporation at all meetings of the shareholders of any corporation in which this Corporation holds stock or in connection with any consent of shareholders in lieu of any such meeting.

4.12 Bonds. The Board of Directors may require that any or all officers, employees and agents of the Corporation give bond to the Corporation, with sufficient sureties, conditioned upon the faithful performance of the duties of their respective offices or positions.

4.13 Compensation. The compensation of the officers of the Corporation shall be fixed by the Board of Directors, or a committee thereof authorized by the Board of Directors, or by any officer(s) authorized by the Board of Directors to prescribe the compensation of such other officers.

ARTICLE V
DIRECTOR CONFLICTS OF INTEREST

5.1 Director Conflicts of Interest. Any agreement or arrangement between the Corporation or any of its subsidiaries and a director or an entity in which a director has a material interest shall be authorized, approved or ratified only if it receives the affirmative vote of a majority of the disinterested directors serving on the Board of Directors. This Article V may only be amended, altered, modified or repealed upon the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock of the Corporation entitled to vote on such matter.

ARTICLE VI
INVESTMENT AGREEMENT, GOVERNANCE AGREEMENT AND VOTING AGREEMENT

6.1 Investment Agreement, Governance Agreement and Voting Agreement. All of the provisions set forth in these Bylaws shall be subject to the terms and conditions of that certain Investment Agreement, dated as of July 19, 2006, as amended, by and among the Corporation, Forest Holdings LLC and Forest Holdings (ERISA) LLC, that certain Governance Agreement, dated as of July 20, 2006, as amended, by and among Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings (ERISA) LLC and Forest Holdings LLC and that certain Voting Agreement, dated as of July 20, 2006, as amended, by and among the Corporation, Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings (ERISA) LLC and Forest Holdings LLC, in each case for so long as such agreement remains in effect in accordance with its terms.

6.2 Amendments to this Article VI. The written consent of Forest Holdings LLC and Forest Holdings (ERISA) LLC shall be required to amend, alter or repeal any provision under this Article VI for so long as each of the agreements referred to in Section 6.1 remains in effect in accordance with its terms.

ARTICLE VII
SHARE CERTIFICATES

7.1 Form. Except to the extent that the Board of Directors authorizes the issuance of shares of the Corporation without certificates pursuant to Section 13.1-648 of the Virginia Stock Corporation Act (“Uncertificated Shares”), shares of the Corporation shall, when fully paid, be evidenced by certificates. Such certificates shall contain such information as is required by law and approved by the Board of Directors. Certificates shall be signed by the Chairman and the President, or by any two other officers of the Corporation as the Board of Directors may designate. Such certificates may (but need not) be sealed with the seal of the Corporation. The seal of the Corporation and any or all of the signatures on a share certificate may be facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar on the date of issue.

7.2 Transfer. The Board of Directors may make rules and regulations concerning the issue, registration and transfer of certificates representing the shares of the Corporation. Transfers of shares and of the certificates representing such shares shall be made upon the books of the Corporation by surrender of the certificates representing such shares accompanied by written assignments given by the owners or their attorneys-in-fact.

7.3 Restrictions on Transfer. A lawful restriction on the transfer or registration of transfer of shares is valid and enforceable against the holder or a transferee of the holder if the restriction complies with the requirements of law and its existence is noted conspicuously on the front or back of the certificate representing the shares or, in the case of Uncertificated Shares, is contained in the information statement required by Section 13.1-648B of the Virginia Stock Corporation Act, as it may be amended from time to time, or any successor provision. Unless so noted, a restriction is not enforceable against a person without knowledge of the restriction.

7.4 Lost or Destroyed Share Certificates. The Corporation may issue a new share certificate in the place of any certificate theretofore issued which is alleged to have been lost or destroyed and may require the owner of such certificate, or his legal representative, to give the Corporation a bond, with or without surety, or such other agreement, undertaking or security as the Board of Directors shall determine is appropriate, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction or the issuance of any such new certificate.

ARTICLE VIII
DIVIDENDS

8.1 Declaration. Dividends upon the shares of stock of the Corporation may be declared by the Board of Directors, subject to applicable provisions of law and the Articles of Incorporation. Dividends may be paid in cash, property or shares of the Corporation, subject to applicable provision of law and the Articles of Incorporation.

8.2 Contingencies. Before payment of any dividends, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining the property of the Corporation, its subsidiaries or any partnership for which it serves a general partner, or for such other purpose as the Board of Directors shall determine to be in the best interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1 Principal Office. The principal office of the Corporation shall be located at 1300 North Seventeenth Street, Arlington, VA 22209, or at any other place or places as the Board of Directors may designate.

9.2 Additional Offices. The Corporation may have additional offices at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

9.3 Corporate Seal. The corporate seal of the Corporation shall be circular and shall have inscribed thereon, within and around the circumference “FBR & Co,” and in the center shall be the word “SEAL.”

9.4 Fiscal Year. The fiscal year of the Corporation shall be determined in the discretion of the Board of Directors, but in the absence of any such determination it shall be the calendar year.

9.5 Amendments. Except as otherwise provided in Articles V and VI, these Bylaws may be amended or repealed, and new Bylaws may be made, at any regular or special meeting of the Board of Directors. Except as otherwise provided in Articles V and VI, these Bylaws made by the Board of Directors may be repealed or changed and new Bylaws may be made by the shareholders, and the shareholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

ARTICLE X
CONTROL SHARE ACQUISITIONS

10.1 Control Share Acquisitions. The provisions of Article 14.1 of the Virginia Stock Corporation Act relating to “control share acquisitions” shall not apply to acquisitions of shares of the Corporation.

The foregoing Bylaws were adopted by the Board of Directors on April 21, 2015.

/s/ Gavin A. Beske
Gavin A. Beske SVP and General Counsel